Exhibit 3.1

ARTICLES OF AMENDMENT

OF

SOUTHERN NATIONAL BANCORP OF VIRGINIA, INC.

Pursuant to Title 13.1, Chapter 9, Article 11 of the Code of Virginia, the undersigned corporation executes the following Articles of Amendment:

1.	The name of the corporation is Southern National Bancorp of Virginia, Inc (the “Corporation”).

2.	The Articles of Incorporation of the Corporation are hereby amended by deleting Article 1 thereof in its entirety and replacing it with a new Article 1 to read as follows.

“Article 1.           Name. The name of the corporation is “Primis Financial Corp.” (hereinafter referred to as the “Corporation.”).”

3.	The foregoing amendment was duly adopted by the Board of Directors of the Corporation on January 28, 2021. Shareholder approval of the amendment was not required pursuant to Section 13.1-706(B)(5) of the Code of Virginia.

4.	The amendment shall become effective on March 31, 2021 at 12:01 A.M. Eastern Standard Time.

[Signature on following page]

IN WITNESS WHEREOF, Southern National Bancorp of Virginia, Inc. has caused these Articles of Amendment to be executed by a duly authorized officer this 22nd day of February, 2021.

SOUTHERN NATIONAL BANCORP OF VIRGINIA, INC.

By:	/s/ Matthew A. Switzer
Name: Matthew A. Switzer
Title: Chief Financial Officer